EXHIBIT 99.2

The table below specifies the date, quantity,  weighted-average price per Ordinary Share and description of transaction for the Ordinary Shares sold by CDP during the period from September 24, 2012 through October 9, 2012.

Trade Date	Quantity Sold	Weighted-Average Price Per Ordinary Share Sold (Euros)	Description of transaction
09/24/2012	1,617,812	18.02790	Market transaction on MTA
09/25/2012	2,085,866	17.90840	Market transaction on MTA
09/26/2012	1,966,542	17.64650	Market transaction on MTA
09/27/2012	1,919,597	17.41790	Market transaction on MTA
09/28/2012	1,779,662	17.3360	Market transaction on MTA
10/01/2012	5,006,861	17.2861	Market transaction on MTA
10/02/2012	6,315,567	17.2957	Market transaction on MTA
10/03/2012	4,872,651	17.1854	Market transaction on MTA
10/04/2012	4,669,169	17.0677	Market transaction on MTA
10/05/2012	10,866,692	17.3247	Market transaction on MTA
10/08/2012	2,015,110	17.2194	Market transaction on MTA
10/09/2012	3,927,500	17.2458	Market transaction on MTA
10/09/2012	11,212,221	17.3302	Off-market transaction